AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: August ___, 2022

Flower Turbines, Inc.

670 Long Beach Blvd., Suite 201

Long Beach, NY 11561

www.flowerturbines.com

UP TO 1,000,000 SHARES OF COMMON STOCK PLUS

UP TO 350,000 BONUS SHARES(1)

Minimum Investment: $600.00 (50 shares)

SEE “SECURITIES BEING OFFERED”

AT PAGE 31

	Price to Public		Underwriting discount and commissions (2)	Proceeds to issuer before expenses
Price per share	$12.00	(3)	$0.42	$11.58
StartEngine processing fee per share (4)	$0.42		$-	$-
Price Per share plus processing fee	$12.42		$-	$-
Total Maximum with processing fee (5)	$16,620,000		$420,000	$15,780,000

(1)	The company is offering up to 1,000,000 shares of common stock, plus up to 350,000 additional shares of common stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level, whether an investor is a prior investor, and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. See “Plan of Distribution” for further details.

(2)	The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the common stock, and the company will issue StartEngine Primary a number of shares of common stock equal to 2% of the common stock sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). The processing fee shall not exceed $700 for any investor. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $420,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the company.

(5)	The columns “Total Maximum with processing fee price to public” and “Total Maximum with processing fee proceeds to issuer before expenses” include $4,200,000, the value of the Bonus Shares (assuming the maximum number of Bonus Shares are issued in this offering); provided, however, the company shall not receive such amounts because investors are not paying the purchase price for such Bonus Shares.

The company expects that the amount of expenses of the offering that it will pay will be approximately $60,000, not including commissions, state filing fees or marketing expenses.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the company in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”).

The company has engaged Bryn Mawr Trust Company of Delaware as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

There is currently no trading market for our common stock.

The holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, none of which may ever occur. See “SUMMARY – Rights and Preferences of Common Stock.”

These are speculative securities. Investing in our common stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Sales of these securities will commence within two (2) days of the qualification of this offering.

We shall file periodic reports as required pursuant to Rule 257(b).

We are following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this offering circular (this “Offering Circular”), the terms “Company,” “us” and “we,” refer to Flower Turbines, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in the common stock, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We design, manufacture, and sell small vertical axis wind turbines, which, compared with current small drag-type wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic blade design issues that plague many of our competitors’ wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from tens of watts up to 5,000 watts.

The Current Offering

Securities offered	Maximum of 1,000,000 shares of common stock ($12,000,000), plus up to 350,000 shares of common stock eligible to be issued as Bonus Shares for no additional consideration.
Minimum investment	$600.00 (50 shares of common stock)
Common stock outstanding before the offering (fully diluted and including unissued option pool)	11,181,780 shares
Common stock outstanding after the offering (fully diluted and including unissued option pool)	12,551,780 shares assuming issuance of all Bonus Shares available to investors in this offering.
Use or Proceeds	The net proceeds of this offering will be primarily used for research and development, working capital needs, employment related needs and marketing. See “Use of Proceeds.”
Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

Rights and Preferences of Common Stock

The holders of common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

The holders of our common stock are entitled to one vote per share, however, the holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, none of which may ever occur. The proxy is set out in Section 6 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part (the “Subscription Agreement”). There exists uncertainty as to whether a court would enforce the irrevocability of the proxy. In addition, the inability of the holders of common stock issued in this offering to vote their common stock, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.  See “Securities Being Offered – Voting Proxy” and “Risk Factors - Investors in our common stock will have to assign their voting rights.”

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy. In addition, under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy. See “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

As of August 1, 2022, Dr. Mark Daniel Farb, our sole director, and our CEO, held over 70% of our outstanding common stock, and via voting proxies, holds substantially all voting power. See “Risk Factors – Our chief executive officer and sole director has voting control.”

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	Our financial statements include a going concern note.

●	We depend on certain key personnel and must attract and retain additional talent.

●	The success of our business is highly correlated to general economic conditions.

●	Natural disasters and other events beyond our control could materially adversely affect us.

●	Developing new products and technologies entails significant risks and uncertainties.

●	The growth of our business depends on our ability to finance new products.

●	We face intense competition, and many of our competitors have substantially greater resources than we do.

●	If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

●	We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

●	We could incur substantial costs to comply with environmental, health and safety (“EHS”) laws and regulations and to address violations of or liabilities under these requirements.

●	Our ability to comply with regulatory requirements is critical to our future success, and there can be no guarantee that our businesses are in full compliance with all such requirements.

●	The U.S. wind energy industry is significantly impacted by tax and other economic incentives. A significant change in these incentives could significantly impact our results of operations and growth.

●	Changes to trade regulation, quotas, duties or tariffs, and sanctions caused by changing U.S. and geopolitical policies, may impact our competitive position or adversely impact our margins.

●	Risks of borrowing and restrictions on our ability to borrow.

●	Our intellectual property could be unenforceable or ineffective.

●	We rely on third parties to provide services essential to the success of our business.

●	If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

●	We do not own all of our intellectual property.

●	This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

●	Terms of subsequent financings may adversely impact your investment.

●	Because no public trading market for our common stock currently exists, it will be difficult for you to sell the common stock and, if you are able to sell the common stock, you may have to sell them at a substantial discount to the price you paid for the common stock.

●	Investors in our common stock will have to assign their voting rights.

●	Our Subscription Agreement limits the liability of the proxy.

●	Our Subscription Agreement provides the proxy with certain indemnification rights against the investors

●	Our sole director and chief executive officer has voting control.

●	Management discretion as to use of proceeds.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	We are not likely to pay cash dividends in the foreseeable future.

●	Using a credit card to purchase shares may impact the return on your investment.

●	You must keep records of your investment for tax purposes.

RISK FACTORS

Investing in our common stock involves risk. In evaluating us and an investment in the common stock, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results, or financial condition, as well as adversely affect the value of an investment in the common stock. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. Our entry into the US market in 2022 is expected to decrease that risk.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our sole officer and director, Dr. Mark Daniel Farb. As we grow, we will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources, and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring, and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire, and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The success of our business is highly correlated to general economic conditions.

Demand for our products is highly correlated with general economic conditions, as a substantial portion of our revenue is derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions in the United States or in other countries in which we operate and may operate in the future may adversely impact our financial results. Because such declines in demand are difficult to predict, we or our industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products. Our ability to grow or maintain our business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment, and other factors. The inability to grow or maintain our business would adversely affect our business, financial conditions, and results of operations, and thereby an investment in our common stock.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products.

In addition, if the intensity and frequency of hurricanes, tornados, and other adverse weather conditions results from global warming, or otherwise, the same could affect the viability of our turbines to withstand such adverse weather in certain markets, which could adversely effect our business.

Developing new products and technologies entails significant risks and uncertainties.

The failure of our products to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

The growth of our business depends on our ability to finance new products.

We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in working capital. These costs may increase, resulting in greater fixed costs and operating expenses.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We compete with major international and domestic renewable energy companies, including, GE, Siemens, and Enercon. Some of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel, and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion, and sales of alternative energy products than we can. In addition, many of our competitors are developing and are currently producing products based on new solar energy technologies that may ultimately have costs similar to, or lower than, our projected costs.

If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

Our products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. There can be no assurance that we will not be required to recall any products in the future. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale. Any product defects or any other failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since our products are electricity-delivering devices and our turbines have fast moving blades, it is possible that users or services providers, could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, to the extent we hold applicable insurance coverage, could require us to make significant payments.

We could incur substantial costs to comply with environmental, health and safety (“EHS”) laws and regulations and to address violations of or liabilities under these requirements.

Our operations are subject to a variety of EHS laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, health, safety, pollution and protection of the environment and natural resources, including the use, handling, transportation and disposal of non-hazardous and hazardous materials and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil, product content, performance and packaging. We cannot guarantee that we have been, or will at all times be, in compliance with such laws and regulations. Changes in existing EHS laws and regulations, or their application, could cause us to incur additional or unexpected costs to achieve or maintain compliance. Failure to comply with these laws and regulations, obtain the necessary permits to operate our business, or comply with the terms and conditions of such permits may subject us to a variety of administrative, civil and criminal enforcement measures, including the imposition of civil and criminal sanctions, monetary fines and penalties, remedial obligations, and the issuance of compliance requirements limiting or preventing some or all of our operations. The assertion of claims relating to regulatory compliance, on or off site contamination, natural resource damage, the discovery of previously unknown environmental liabilities, the imposition of criminal or civil fines or penalties and/or other sanctions, or the obligation to undertake investigation, remediation or monitoring activities could result in potentially significant costs and expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on our business, financial condition or results of operations. Under certain circumstances, violation of such EHS laws and regulations could result in us being disqualified from eligibility to receive federal government contracts or subcontracts under the federal government’s debarment and suspension system.

We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of currently and formerly owned, leased or operated properties, or properties to which hazardous substances or wastes were sent by current or former operators at our current or former facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from hazardous substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or use our properties as collateral for financing. We also could be held liable under third-party claims for property damage, natural resource damage or personal injury and for penalties and other damages under such environmental laws and regulations, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to comply with regulatory requirements is critical to our future success, and there can be no guarantee that our businesses are in full compliance with all such requirements.

As a manufacturer and distributor of wind and other energy industry products we are subject to the requirements of federal, state, local, and foreign regulatory authorities. In addition, we are subject to several authorities setting industry standards. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted, our businesses could be adversely affected. We may not be able to obtain all regulatory approvals, licenses, and permits that may be required in the future, or any necessary modifications to existing regulatory approvals, licenses and permits, or maintain all required regulatory approvals, licenses and permits. There can be no guarantee that our businesses are fully compliant with such standards and requirements.

The U.S. wind energy industry is significantly impacted by tax and other economic incentives. A significant change in these incentives could significantly impact our results of operations and growth.

The U.S. wind energy industry is significantly impacted by federal tax incentives and state Renewable Portfolio Standards (“RPSs”), which have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. One such federal government program is the production tax credit (“PTC”), which provides economic incentives to the owners of wind energy facilities in the form of a tax credit. Despite recent reductions in the cost of wind energy, due to variability in wind quality and consistency, and other regional differences, wind energy may not be economically viable in certain parts of the country absent such incentives. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs. A new set of incentives under the Inflation Reduction Act of 2022 have just been released and could affect our finances positively because we sell and manufacture in the US for North America.

Changes to trade regulation, quotas, duties or tariffs, and sanctions caused by changing U.S. and geopolitical policies, may impact our competitive position or adversely impact our margins.

New tariffs have resulted in increased prices, including with respect to certain steel products, and could adversely affect our consolidated results of operations, financial position, and cash flows. These tariffs, along with any additional tariffs or trade restrictions that may be implemented by the U.S. or other countries, could result in further increased prices and a decreased available supply of steel and other imported components and inputs. We may not be able to pass price increases on to our customers and may not be able to secure adequate alternative sources of steel on a timely basis.

Risks of borrowing and restrictions on our ability to borrow.

We currently have an outstanding loans and may have to seek loans in the future from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property. We own or license from Dr. Farb, various patents issued by various jurisdictions, which cover various aspects of our technology. We also license from Dr. Farb various domain names and trademarks, and we hold various trade secrets related to the manufacturing and construction of our turbines. In addition, we plan to explore other opportunities to patent parts of our core technology; however, such patents may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. In addition, companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology in order to safeguard our competitive edge against competitors. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease deploying our products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including research and development, engineering, manufacturing, shipping, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. Any significant delays or other complications in maintaining our research and development partners, third party manufacturers, or manufacturing our products, including, but not limited to, complications associated with production or supply chain, or regulatory approvals, or any disruptions or failures to maintain our relationships, could materially damage our brand, business, prospects, financial condition, and operating results. There is currently a risk that the coronavirus outbreak in countries around the world may disrupt parts supply. We intend to mitigate this risk through inventory and supply chain management practices.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling, and distributing our products relative to their selling prices, our operating results, gross margins, business, and prospects could be materially and adversely impacted. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We do not own all of our intellectual property.

We have a royalty free license to use certain patents, trademarks, copyrights and other intellectual property rights from Dr. Farb, all of them pursuant to a 20 year, royalty free, world-wide, exclusive license, and an assignment to Leviathan Energy Wind Lotus, Ltd. Therefore, our investors will not receive any benefits associated with the ownership of such intellectual property rights. Although our license has a term of 20 years, if we were to default under the license agreement and lose our ability to use these patents, trademarks and other intellectual property, it would have a material adverse impact on our business, financial condition, operating results and prospects, and you could lose your investment.

Risks Related to the Offering of our Common Stock.

This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering common stock in the amount of up to $12,000,000 in this offering (plus a processing fee of $0.42 per share which each investor shall pay directly to StartEngine Primary), but may sell much less. The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock, including, but not limited to, having dividend and liquidation preferences. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

Because no public trading market for our common stock currently exists, it will be difficult for you to sell the common stock and, if you are able to sell the common stock, you may have to sell them at a substantial discount to the price you paid for the common stock.

While our common stock has registered to be listed on StartEngine Secondary, we have not yet commenced such listing, and therefore, there is no public trading market. In addition, we may never commence such listing, and if we do, we may terminate such listing at any time. Even if we commence such listing, an active public trading market may never develop. Until the common stock is listed on an exchange on which there is an active trading market, if ever, you may not be able to sell your common stock, unless through a private sale in which the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your common stock promptly or at all. If you can sell your common stock, you may have to sell them at a substantial discount to the price you paid for the common stock.

Investors in our common stock will have to assign their voting rights.

The holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, which may never occur. The inability of the holders of common stock issued in this offering to vote their common stock, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Our Subscription Agreement limits the liability of the proxy.

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy.

Our Subscription Agreement provides the proxy with certain indemnification rights against the investors

Under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is the opinion of the Securities and Exchange Commission, that such indemnification is against public policy and is therefore unenforceable, and it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy.

Our sole director and chief executive officer has voting control.

As of the date of this Offering Circular, Dr. Mark Daniel Farb our sole executive officer and director, holds over 70% of our common stock, and via voting proxies, holds substantially all voting power. As a result, Dr. Farb is able to control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of New York, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the agreement, by a federal or state court in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Using a credit card to purchase shares may impact the return on your investment.

Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You must keep records of your investment for tax purposes.

As with all investments in securities, if you sell the common stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the common stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

DILUTION

Dilution means a reduction in value, control, or earnings of the common stock an investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their common stock with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to our insiders than just including such transactions for the last 12 months, which is what the Commission requires.

						Total Issued and		Effective Cash Price
	Dates Issued	Issued Shares		Potential Shares		Potential Shares		Per Share
Common Stock (Founders)	2018	7,577,500				7,577,500		$0.0000
Common Stock (Regulation CF)	2018-2019	1,060,220	(1)			1,060,220		$0.9966
Common Stock (Regulation CF)	2020	334,620	(2)			334,620		$2.7209
Common Stock (Regulation A+)	2021-2022	1,409,440	(3)			1,409,440		$6.0665
Stock Options	2021-2022			700,000	(4)	700,000		$7.0000	(5)
Total Common Stock and Common Stock Equivalents		10,381,780		700,000		11,081,780	(6)	$1.39
Investors in this Offering, assuming fully subscribed with maximum Bonus Shares, and StartEngine's equity commission.		1,370,000	(7)			1,370,000		$12.00
Total after including of this offering		11,751,780		700,000		12,451,780		$2.04

(1) Includes 2,770 bonus shares issued in the offering, and 850 shares issued to StartEngine Primary as a commission.

(2) Includes 16,140 bonus shares issued in the offering, and 6,190 shares issued to StartEngine Primary as a commission..

(3) Includes 147,690 bonus shares issued in the offering, and 16,740 shares issued to StartEngine Primary as a commission.

(4) Assumes conversion at exercise price of all outstanding options, however, excludes any unissued options remaining in the option pool.

(5) Represents exercise price per share of all outstanding options.

(6) Excludes options to purchase 100,000 shares of common stock available for future issuance under the Company's 2020 Omnibus Incentive Plan.

(7) Assumes this offering is fully-subscribed, and with maximum Bonus Shares issued.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors mostly occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In May 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

●	In May 2020, the company has run into serious problems and, in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of our capital stock or expecting each share of common stock to hold a certain amount of value, it’s important to realize how the value of the common stock can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 1,000,000 shares of common stock, plus up to 350,000 additional shares of common stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level, whether an investor is an existing investor, and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The maximum offering amount is $12,000,000. The cash price per share of common stock is $12.00 and the minimum investment is $600.00 (50 shares).

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website operated by StartEngine Crowdfunding, Inc.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

Commissions, Discounts, Expenses and Fees

The following table shows the total discounts, commissions and fees payable to StartEngine Primary in connection with this offering, assuming this offering is fully subscribed:

StartEngine processing fee paid by investors to StartEngine (1)	$420,000
StartEngine commission paid by the company to StartEngine (2)	$420,000
Value of Shares issued to StartEngine (3)	$240,000
StartEngine out of pocket expenses paid by the company (4)	$15,000
Total:	$1,095,000

(1) Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription.

(2) StartEngine Primary will receive commissions paid by the company of 3.5% of the offering proceeds.

(3) StartEngine Primary will be issued the number of shares of common stock equal to 2% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the company raises the maximum amount in this offering, it would issue 20,000 shares of common stock to StartEngine Primary, valued at $240,000.

(4) The company will also pay $15,000 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company.

Assuming the full amount of the offering is raised, the company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the company and the investors to StartEngine Primary will be approximately $915,000. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the common stock, and the company will issue StartEngine Primary a number of shares of common stock equal to 2% of the common stock sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. The processing fee shall not exceed $700 for any investor.

StartEngine Primary, LLC will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mar Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

For its services, the Escrow Agent will receive an escrow cash management fee in the amount of $100.00 for each disbursement after the first four, plus an annual fee of $750.00.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.”

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 100% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon a closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company. In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to the company’s agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales and funds raised in any offerings from accredited investors.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Bonus Shares for StartEngine OWNers

Certain investors in this offering are entitled to 10% Bonus Shares of common stock (effectively a discount on the price paid per share). For example, anyone who is a member of the StartEngine OWNers bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the OWNer’s Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer

Investor Perks and Additional Bonus Shares

To encourage participation in the offering, we are providing specific perks for investors who invest a minimum of $1,000 in this offering or are prior investors. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk:

Loyalty Bonus

Investors who have previously invested in the company receive 5% Bonus Shares.

Amount-Based Bonus

Investment Amount	Rewards
$1,080-$2,399	5% bonus shares
$2,400 - $4,799	10% bonus shares
$4,800 - $14,399	15% bonus shares
$14,400+	20% bonus shares

Transfer Agent

We have engaged StartEngine Secure, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our subscription agreement

Exclusive Venue

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors - Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.”

USE OF PROCEEDS

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the common stock we are offering. All amounts listed below are estimates.

Raise Amount

	$2.5M Raise	$5M Raise	$7.5M Raise	$10M Raise
Offering Proceeds
Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Offering Expenses (1)	$526,500	$964,000	$1,401,500	$1,839,000

Total Proceeds Available for Use	$1,973,500	$4,036,000	$6,098,500	$8,161,000

Estimated Expenses
Engineering, R&D, Manufacturing	$493,375	$1,009,000	$1,524,625	$2,040,250
Marketing and Sales	$98,675	$201,800	$304,925	$408,050
Public Relations	$197,350	$403,600	$609,850	$816,100
Patents & IP	$197,350	$403,600	$609,850	$816,100
Certifications	$197,350	$403,600	$609,850	$816,100
Working Capital (2)	$789,400	$1,614,400	$2,439,400	$3,264,400
TOTAL	$1,973,500	$4,036,000	$6,098,500	$8,161,000

(1) Includes commissions to StartEngine, and estimated legal, accounting, and investor acquisition marketing expenses related to this offering.

(2) Includes payment of salaries to officers of the Company and other operating expenses.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of this offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Introduction

We design, manufacture, and sell small vertical axis wind turbines, which, compared with current small drag-type wind turbines, are more aerodynamically efficient, emit less noise and vibrations, and are aesthetically designed. We have solved the aerodynamic blade design issues that plague many of our competitors’ wind turbines. Our goal is to make our sleek, innovative, and efficient small wind turbines the foundation of a large global renewable energy company. We currently offer, one, three, and six-meter high versions of our wind turbines, that can produce power ranging from tens of watts to up to 5,000 watts. We are starting to develop our own wind turbine electronics for both our turbines and eventually others.

In the EU, we are actively selling charging systems in the electric mobility vertical which include stationary poles, outdoor benches, and workstations, which can charge electric bicycles and scooters and other products such as mobile phones. The charging poles are on-grid and off-grid with solar alone or our wind turbines and solar together.

The Current Problem

Producing clean energy in or near cities is challenging. Solar energy can be inefficient and expensive in areas without a good solar resource. As a result of the size, weight, vibrational and noise output, and aesthetic appearance of most current wind energy producing devices on the market, their installation and operation in urban and suburban settings, including parking lots and on building rooftops, is impractical or prohibited by zoning laws. In addition, in largely populated areas, the high-speed rotation of windmill blades poses safety and environmental concerns for both humans and wildlife. Where solar is more efficient, adding wind helps to balance the grid, with power at different times of the day and may lead to the need for fewer batteries.

Our Solution

We have designed small and efficient wind turbines that overcome many of these barriers, making the operation, production, and use of wind energy in urban and suburban settings viable. Our turbines offer the following advantages over many of the competing products on the market:

●	Small design

●	Significantly higher efficiency

●	Ability to cluster to reduce cost per unit installation through efficiencies of scale and obtain more energy per square meter

●	Low starting speed

●	Different sizes for different environments and spaces

●	Lower noise and vibration

●	Lower maintenance due to lower vibration

●	Beautiful and kinetic tulip design

●	Significantly lower rotational speed making them safer for humans and animals

We are currently working on various wind turbine innovations that could substantially reduce the cost of turbines, particularly in electronics and installations. We have begun to file patents in this area and it is an additional potential growth area for the company.

The turbines come in different sizes. The red and white turbines in the illustration are a total of 3 meters high. The turbines are also available in heights of 1 and 6 meters. The black turbine depicted above has blades that are 1 meter high, and the pole height is adjustable.

Our Technology

The efficiency and size of our turbines primarily results from aerodynamic science that increases the efficiency of vertical axis drag-type turbines. Our designs and technology, are the subject of various US and international patents, cover the following art:

●	Through segmenting parts of the blade’s trailing edge according to a specific formula, our design reduces aerodynamic interference on the trailing edge of the turbine after the wind strikes the blade, resulting in an increase in efficiency.

●	Through our tapered design of different degrees of cupping at different heights, which is different from the typical semicircular cup turbine, wind can enter the cups at more angles, making it easier for the turbine to begin spinning from many different wind directions.

●	Our drag vertical axis design has a cluster effect, whereby one turbine creates a wind tunnel at a specific distance from the blades that increases the velocity of the wind entering the adjacent turbine if placed within that stream, which, according to preliminary tests, increases power output by 20-50% when two turbines are properly positioned.

●	Fluid dynamics in our designs combines internal air space, blade overlap, blade extension, blade diameter, and tip speed ratios, in a manner that we believe makes our turbines more efficient than other small wind turbines on the market. The blades and shaft have optimized air space ratios for greater efficiency so the wind is accelerated internally after it hits the first blade and before it recirculates and hits the second blade.

●	Our patent pending process for adding an aerodynamic spoiler to rooftops on which our wind turbines are installed ameliorates the problem of the building’s vertical surface which has the effect of scattering the wind force.

In addition, our turbines can reduce transmission cost, through balancing the energy grid load at times when solar systems are not generating power, thereby decreasing the operational cost while increasing power production.

Our Products

Wind & Sun Charging (Type ZW)

This model is a stand-alone charging station that produces its own electricity with the help of a solar panel and a small version (1 meter) of our Flower Turbine. The energy is then stored within the unit, ready to charge your bicycle, scooter, or mobility scooter. This model is equipped with two power sockets that provide one hour of electricity for each user. Due to its height (4.15 meters) and design, it is very easy to find.

Charging pole (SL)

Thanks to its sturdy design, the charging pole is ideal for cities. The standard version comes with 2 child-proof and water-proof power sockets. Because it is connected to the grid, it is very simple to use; just plug in and charge. This model is also available with 4 power sockets and USB ports to charge all your devices while you are on the move.

Wall and drive-in Charging (Type WL)

This simple and discrete model comes with 3 charging sockets and can be placed on the wall or integrated into a bicycle rack. These models are ideal for companies and clubs that want to facilitate the mobility of their customers and employees.

Charging Bench This solid bench is ideal for public spaces. We are currently redesigning this product for wind and solar input.

Sun Charging (Type Z)

The small brother of the ZW model is a great alternative for those who want a simpler version and have lower energy requirements. This is a stand-alone charging station, meaning that it does not need to be connected to the grid. The energy is produced by a solar panel and then stored within the unit, available at the push of a button.

Flower Power

Flower Power is a luxury brand of Flower Turbines featuring artwork on its blades with the turbine electricity to be used for off-grid outdoor illumination and for people to make a statement about climate change. Flower Turbines has already signed one celebrity and artist as a brand ambassador and is developing its own line of artistic turbines. See www.flowerpower.vip for details.

Research and Development

We have been through several cycles of research and development, including computer simulation, patent development, and engineering. Our research and development activities are conducted mostly in the US, and some in Israel and the Netherlands, both internally and with the assistance of high-level external engineers, an academic institution, and engineering agencies to assure our products comply with applicable regulations. Research and development is an important ongoing activity as we are now developing new electronics and rooftop installation products.

The Market

The global Small Wind Turbines market size is expected to gain market growth in the forecast period of 2020 to 2025, with a CAGR of 17.4% in the forecast period of 2020 to 2025 and is expected to reach USD $316.7 million by 2025, from USD $166.6 million in 2019. https://www.marketwatch.com/press-release/small-wind-turbines-market-size-growing-at-174-cagr-to-hit-usd-3167-million-by-2025-2020-08-18. Flower Turbines is clearly in a high growth market and has the opportunity to increase the size of that market and its growth rate by specifically targeting the underserved markets of location close to people and close to or on buildings because of the combination of quiet and efficiency. Small wind turbines comprise a wide range of wind turbines ranging from micro turbines, to residential turbines and mini turbines. The wind turbines used in these end use applications have power ratings ranging from a few watts to 1,000 watts. Small wind turbines include wind turbines up to 15 meters in diameter. Although vertical axis wind turbines have witnessed rapid growth in the global small wind power market, most of the small wind turbines currently on the market, are conventional horizontal axis wind turbines.

With its innovative technology, Flower Turbines aims to change the growth trajectory of the market.

The market for renewable energy is rapidly growing. Small turbines are projected to hit a compound annual growth rate of almost 10% over the next five years, and annual revenue from the small turbine sector is projected to reach $400M in 2024, growing 42.5% in just five years. Bloomberg predicts (https://www.renewableenergyworld.com/2019/06/20/bloomberg-predicts-wind-and-solar-will-power-half-the-world-and-bag-9-trillion-investment/) that wind and solar will power half the world's grid by 2050 and receive $9 trillion of investment.

The passage of the Green Deal in Europe and legislation in the US are opportunities for the company to grow even faster.

The microgrid market is growing and project managers often want wind to supplement the solar they are using as a base because wind is often available when solar is not.

The charging station market depends on sales of electric bicycles and scooters. A recent report from Deloitte estimates that 300 million electric bikes will be on the world's roads by 2023, which is 50% more than today.  See https://www2.deloitte.com/content/dam/insights/us/articles/722835_tmt-predictions-2020/DI_TMT-Prediction-2020.pdf.

Wind is very available in many parts of the world. We advocate using a combination of both wind and solar in order to provide better coverage over 24 hours. In areas such as Texas where wind is more frequent at night, the proportion of solar to wind might be higher for a particular building. The following is a conceptual illustration of how solar and wind could work together:

Competition

We compete with other manufacturers of wind turbines, and other alternative energy providers such as solar technology. We believe that our turbines provide more than economic value for the customers—something that was often missing with other small turbines. Because we created so many innovative technologies, we believe that we compete more with the grid than with other small turbines. Large turbines are more cost-effective but what counts for a consumer is the cost by the time it reaches them, and that is where we compete.

Marketing and Sales

We have built an in-house sales and marketing team to sell our turbines and charging stations directly and are seeking partnerships with resellers. We are exploring developing a leasing program similar to those commonly used in the solar industry.

We intend to focus marketing our wind turbines in selected markets in the United States and abroad characterized by high winds and high electricity prices, such as the east and west coasts of the United States, the Midwest, Hawaii and the North Sea and Baltic Sea adjacent countries in Europe. We intend to focus marketing our power stations in flat areas of Europe, such as the Netherlands, Belgium, Germany, and Denmark, and in other cities worldwide.

Manufacturing

We have begun manufacturing certain components and assembling certain products in our facility in Lubbock, Texas. We are starting to produce some of our own wind turbine electronics starting with charge controllers. We plan to develop this into a related business in which we sell our electronics to other wind turbine companies. We also outsource manufacturing and assembly to various manufacturers located in the Netherlands.

Employees

We currently have eight full time and three part-time employees, and various contractors in the United States. Flower Turbines B.V., our Netherlands subsidiary, has two full-time employees and three part-time employees. We also use various independent contractors for engineering, project management, marketing, sales, and administrative services.

Government Regulation

We are subject to various federal, state, and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as health and safety codes, environmental laws and zoning laws.

Occupational Safety and Health Administration

Our operations are subject to regulation of health and safety matters by the U.S. Occupational Safety and Health Administration.  We believe that we take appropriate precautions to protect our employees and third parties from workplace injuries and harmful exposure to materials handled and managed at our facilities.  However, claims asserted in the future against the Company for work-related injury or illnesses could increase our costs.

Environmental

Our operations are subject to numerous federal, state and local environmental laws and regulations. Although it is our objective to maintain compliance with these laws and regulations, it may not be possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that we may undertake in the future.

Tax Incentives

The U.S. wind energy industry is significantly impacted by federal tax incentives, which have provided material incentives to develop wind energy generation facilities and thereby impact the demand for our products. One such federal government program is the production tax credit (“PTC”), which provides economic incentives to the owners of wind energy facilities in the form of a tax credit. Wind energy may not be economically viable in certain parts of the country absent such incentives. The increased demand for our products that generally results from the credits and incentives could be impacted by the expiration or curtailment of these programs.

Certifications

Certain tax credits available to purchasers of our products, depend on having third party certification of the turbines’ power curve over a 6-month period by certain accredited organizations. We are tentatively planning to seek such certification. The inverter, which allows the electricity to be synchronized with the grid, usually requires UL certification for on-grid uses. Off the shelf products with UL certification are available. One of our charging products has already received CE certification and we believe others will shortly follow.

Certain countries offer benefits for certification of turbines. An independent body measures the turbine’s output at different wind speeds for 6 months and creates a power curve of wind speed versus power output. While there are significant expenses in obtaining such certifications, the benefits include access to government subsidies or tax deductions for the turbines. These regulations can change every year.

Intellectual Property

We hold or license an aggregate of 41 patents, patent applications and provisional patent applications, issued by various jurisdictions, 18 of which are issued patents. We also own or license various domain names and trademarks or trademark applications, in various jurisdictions, which include “Flower Turbines”, “Flower Power”, “Tulip Power,” “Wind Tulip,” “Charge To Go,” “Bitulip,” “Tritulip”. We also hold various copyrights, as well as trade secrets related to the manufacturing and construction of our turbines. See “Risk Factors - Our intellectual property could be unenforceable or ineffective.”

Property

We lease approximately 6,289 square feet of office space at 2601 SE Loop 289, in Lubbock Texas, pursuant to a 36 month lease which commenced on March 1, 2022. Our base rent is $2,955 per month for the first 12 months, $3,014 per month for the second 12 months and $3,076 for the third twelve months. We also have a three-year lease for an approximately 170 square foot office at a shared office space located at 670 Long Beach Blvd., Suite 201, in Long Beach, New York. We also lease warehouse space at RDM, Scheepsbouwweg 8, C4, Innovation Dock, 3089JW Rotterdam, Netherlands, in exchange for approximately $4,000 per month. We also lease a 625 square foot office space in Lawrence, New York for $788 per month. The lease term commenced November 1, 2019 and expires on October 31, 2023

Legal Proceedings

In March 2022, we filed a lawsuit against Universal Energy Inc. and Ventana Tek, LLC in the United States District Court for the Eastern District of New York, alleging infringement on one of our patents.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for (a) the twelve-month period ended December 31, 2021 (the “2021 Annual Period”), and the twelve-month period ended December 31, 2020 (the “2020 Annual Period”), and (b) the six-month period ended June 30, 2022 (the “2022 Interim Period”), and the six-month period ended June 30, 20120 (the “2021 Interim Period”). This discussion should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

Our predecessor-in-interest, Flower Turbines, LLC, was formed as a New York limited liability company on September 15, 2013, and converted into Flower Turbines, Inc., a Delaware corporation, on December 27, 2019. Our headquarters are in Lawrence, New York. We develop and manufacture wind turbines.

On March 27, 2019, we formed Flower Turbines B.V., a Netherlands company, to sell, install, and develop sustainable energy solutions in the European Union. In January 2020, we extended our business into the electric mobility vertical through Flower Turbines B.V.’s acquisition of a product line of charging stations, which include stationary poles, outdoor benches, and workstations, which can charge electric vehicles and other products such as mobile phones. The charging stations generate power through wind, solar, and grid energy. We outfit some of these charging stations with our wind turbines.

Results of Operation

2021 Annual Period Compared to 2020 Annual Period

Revenues

For the 2021 Annual Period we had revenues of $338,643, compared to $147,038 for the 2020 Annual Period.  The increase in revenues during the 2021 Annual Period is primarily, as a result of the sale of turbines by Flower Turbines B.V. The first sales from US production began in June 2022.

Cost of Goods Sold

For the 2021 Annual Period our costs of goods sold was $477,995, compared to $370,968 for the 2020 Annual Period.  The increase in the cost of goods sold during the 2021 Annual Period is primarily a result of the sale of turbines by Flower Turbines B.V.

Gross Loss

For the 2021 Annual Period our gross loss was $139,352, compared to $223,930 for the 2020 Annual Period.

Operating Expenses

For the 2021 Annual Period, our total operating expenses were $2,998,210, consisting of $330,537 for research and development expenses, $12,754 for sales and marketing expenses, and $2,654,919 for general and administrative costs. For the 2020 Annual Period, our operating expenses were $889,363, consisting of $9,882 for sales and marketing expenses, $241,660 for research and development, and $637,821 for general and administrative costs. The increase in operating expenses during the 2021 Annual Period, primarily the result of increased general and administrative expenses as we expanded our operations.

Loss from Operations

For the 2021 Annual Period we had an operating loss of $3,137,562, compared to an operating loss of $1,113,293 for the 2020 Annual Period.  The increase in operating loss during the 2021 Annual Period is primarily the result of increased general and administrative expenses as we expanded our operations.

Other Income/Expenses

For the 2021 Annual Period, we had total other income and expenses of -$4,104, compared to other income and expense of -$4,950 for the 2020 Annual Period.

Net Loss

For the 2021 Annual Period we had a net loss of $3,141,666, compared to a net loss of $1,118,243 for the 2020 Annual Period. The increase in net loss during 2020, is primarily a result of increased general and administrative expenses during 2021 as we expanded our operations.

2022 Interim Period Compared to 2021 Interim Period

Revenues

For the 2022 Interim Period, we had revenues of $268,317, compared to net revenues of $254,559 for the 2021 Interim Period.

Cost of Goods Sold

For the 2022 Interim Period, our costs of goods sold was $311,899, compared to $142,570 for the 2021 Interim Period.  The increase in cost of goods sold was primarily attributable to increased sales.

Gross Loss

For the 2022 Interim Period, our gross loss was $43,582, compared to a gross profit of $111,989 for the 2021 Interim Period.

Operating Expenses

For the 2022 Interim Period, our total operating expenses were $1,347,324, consisting of $9,036 for sales and marketing expenses, and $1,338,288 for general and administrative costs. For the 2021 Interim Period, our operating expenses were $1,086,607, consisting of $7,632 for sales and marketing expenses, $138,998 for research and development, and $939,977 for general and administrative costs. The increase in operating expenses during the 2022 Interim Period, primarily the result of increased general and administrative expenses related to expansion of staff and research and development.

Loss from Operations

For the 2022 Interim Period, we had an operating loss of $1,390,906, compared to an operating loss of $974,618 for the 2021 Interim Period.

Other Income/Expenses

For the 2022 Interim Period, we had total other income and expenses of -47,080, consisting of -$1,985 in interest expense, -$1,324 in other expenses, and -$46,163 in investment losses, compared to other income and expenses of -$2,241 for the 2021 Interim Period. The -$46,163 in investment losses is the result of changes in value of holdings during that period.

Net Loss

For the 2022 Interim Period, we had a net loss of $1,437,986, compared to a net loss of $976,859 for the 2021 Interim Period. The increase in net loss for the 2022 Interim Period, is primarily a result of increased operating expenses during the 2022 Interim Period related to the expansion of our operations.

Liquidity and Capital Resources

Since our inception, we have raised over $11,000,000 through various securities offerings, which we have used for operations, including, approximately $2,100,000 from Regulation CF Campaigns, and approximately $8,900,000 through our Regulation A+ offering. As of June 30, 2022, we had total current assets in the amount of $3,933,035 consisting of $220,673 in cash, $27,862 in prepaid expenses, $191,243 in accounts receivables, $155,499 in other assets, $597,407 in inventory and $2,428,392 in investments. As of December 31, 2021, we had total current assets in the amount of $5,164,702 consisting of $2,350,678 in cash, $78,224 in prepaid expenses, $133,151 in accounts receivables, $131,097 in other assets, and $139,230 in inventory. The $2,428,392 in investments represent money market accounts. The substantial decrease in cash as of June 30, 2022, compared to December 31, 2021, is primarily the result of investment in the business and operating expenses while not fund raising.

As of June 30, 2022, and excluding any future proceeds raised in our current Regulation A+ offering, we had sufficient operating capital to fund our operations through April 2023.

As of June 30, 2022, we had total liabilities in the amount of $427,306 compared to $549,737 in total liabilities as of December 31, 2021.

We will incur significant additional costs in commercializing our products, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from this Offering. We may also engage in additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

Since our inception, we have raised over $11,000,000 through various securities offerings, which we have used for operations, including, approximately $2,100,000 from Regulation CF Campaigns, and approximately $8,900,000 through our Regulation A+ offering. As of December 31, 2021, we had $2,350,678 in cash, compared to $50,251 as of December 31, 2020. We are currently generating operating losses and require the continued infusion of new capital to continue business operations.  We anticipate we can operate our business for 6-12 months without any additional infusions of capital, and intend to raise additional capital under crowdfunding offerings, equity or debt issuances, or any other method available to us.

As of December 31, 2021, we had total liabilities in the amount of $549,737, compared to $275,417 in total liabilities as of December 31, 2020.  The increase in total liabilities, primarily resulted from an increase in our accounts payables and accrued expenses.

We will incur significant additional costs in commercializing our products, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from this Offering. We may also engage in additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern

Debt

In November 2019, Flower Turbines B.V., our subsidiary, entered into an unsecured loan agreement with Rabobank, pursuant to which two installments were advanced having in the aggregate principal amount of $56,135, and which matures in 84 months. This first advance was in the amount of $28,068, bears interest at 7.5% per annum, and requires monthly interest payments for 84 months with a final balloon payment on the maturity date. The second advance was in the amount of $28,067, bears interest at 7.5% per annum, requires interest only payments for the first 24 months, principal and interest payments of $468 for the next 60 months, with a final balloon payment on maturity date. The total unpaid principal balances on the loans were $55,934 as of December 31, 2021.

Plan of Operations

We are investing in the continued growth of our brand and are seeking to hit the following milestones during 2022:

●	Launch of small, medium, and large sized wind turbines in the United States.

●	EU$500,000 in revenue from sales by Flower Turbines B.V., in the European Union.

●	US$500,000 in revenue from sales of small turbines in the United States.

●	US$1,000,000 in revenue from exports of turbines outside of the United States.

●	Increase concentration of sales in the EU time by adding salespeople and their support and outsourcing all production with drop shipping

●	Developing projects to sell electricity as well as turbines.

The extent to which we will be able to complete the milestones outlined above is dependent upon the success of our marketing efforts and our utilization of cash.

DIRECTORS, EXECUTIVE OFFICERS, AND ADVISORS

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Dr. Mark Daniel Farb	Chief Executive Office, Chief Financial Officer, Secretary & Director	67	December 2019 – Present	Full Time
Warren Stoll	Chief Operating Officer	66	January 2022 - Present	Full Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Dr. Mark Daniel Farb, has served as our chief executive officer, chief financial officer, secretary and sole director, since our inception in December 2019. Prior thereto, Dr. Farb served as the Manager of our predecessor-in-interest, Flower Turbines LLC, since its founding in September 2014. In 2006, Dr. Farb founded Leviathan Energy, a group of renewable energy companies in Israel and the U.S. and has been serving as its sole officer and director since its founding. Both Leviathan Energy Hydroelectric and Leviathan Energy Wind Lotus, a predecessor of Flower Turbines, won the prestigious Eurogia label for their work. A strong believer in the importance of ecology and an avid hiker, Dr. Farb is a thought leader in the area of renewable energy. He has filed over 60 patents, written over 100 books, and his small wind invention, the Wind Tulip, a predecessor of our existing products, was featured at Bloomfield Science Museum in Jerusalem as one of Israel’s top 45 technologies in 2011. Flower Turbines Inc. was chosen by Pepperdine University Business School as among 30 finalists for the Most Fundable US Companies for 2020 out of 4500 companies researched.

Warren Stoll, has served as our Chief Operating Officer since May 2021. Prior to joining Flower Turbines, between June 2017 and May 2021, he served as Chief Executive Officer of Loan Time, a fintech platform for medical loans, and between September 2009 and June 2017, he served as an independent consultant assisting clients navigate the real estate market and the risks related to real estate investments. Throughout his career, Mr. Stoll has led a series of technology and real estate businesses. Beginning in 1979, Mr. Stoll raised venture capital for four start-ups, and led each company from inception to growth to a successful sale. In 1982, he founded Einstein software, which developed the Einstein word processor, which he subsequently sold to Microsoft. He has also located, analyzed, appraised, and negotiated the purchase and sale of numerous commercial properties. Mr. Stoll has a BA from CSUN and a JD from Southwestern School of Law. He is an avid fisherman, a devoted grandfather, and a champion chess player.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2021:

Name	Capacities in which compensation received	Cash Compensation		Other Compensation	Total Compensation
Mark Daniel Farb 670 Long Beach Blvd., Suite 201 Long Beach, NY 11561	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$180,000		$0	$180,000
Roy Osinga Marconistraat 16, 12th Fl. 3029 AK Rotterdam, Netherlands	Regional Director EU	$114,340	(1)	$0	$114,340
Warren Stoll	COO	$144,000		$0	$144,000

(1)	Paid in Euros.

The directors do not receive any compensation for their service as directors.

Flower Turbines B.V. was a party to an Employment Agreement with Mr. Osinga, which was extended on November 9, 2020. The term of the agreement commenced January 1, 2020, and provided for a monthly base salary of €8,000. In January 2021, Mr. Osinga received options to purchase 100,000 shares of common stock having an exercise price of $7.00 per share. Mr. Osinga ceased his employment in May 2022, and all of his options expired in August 2022.

On January 1, 2021, we entered into an Employment Agreement with Mark Daniel Farb. Pursuant to the Employment Agreement, we have agreed to pay Dr. Farb $15,000 per month. In January 2021, Mr. Farb received a grant of options to purchase 500,000 shares of common stock having an exercise price of $7.00 per share. The Employment Agreement is at will, and may be terminated by either party, by providing 30 days advanced written notice of termination.

In November 2021, we entered into an Employment Agreement with Warren Stoll, which became effective on January 1, 2022. The Employment Agreement has a term of four years, provides for a salary of $12,000 per month, and a bonus equal to 2% of the gross sales generated by Flower Power through the end of 2025. In November 2021, we issued Mr. Stoll an option to purchase 200,000 shares of common stock, having an exercise price of $7.00 per share. The Employment Agreement is at will, and may be terminated by either party, by providing 30 days advanced written notice of termination.

The Employment Agreement may be terminated for any reason by us or Mr. Stoll, by providing 30 days advanced written notice.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding common stock (which are our only voting securities) as of August 31, 2022, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class
Common Stock	Dr. Mark Daniel Farb 670 Long Beach Blvd., Ste 201 Long Beach, NY 11561	7,311,000	125,000	(1)	70.77%

Common Stock	All directors and officers as a group (1 person)	7,311,000	125,000	(1)	70.77%

(1)	Includes 125,000 options held by Dr. Farb, which are immediately exercisable.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We paid Dr. Farb $50,000 for consulting services for the year ended December 31, 2020. In addition, during 2019, we paid $2,171 to Dr. Farb for housing expenses in Rotterdam.

On February 19, 2019, Flower Turbines B.V., our wholly owned subsidiary, and Dr. Farb, entered into a Participation Agreement with PortXL Netherlands, B.V., pursuant to which Flower Turbines B.V., was admitted to a startup accelerator program operated by PortXL. Pursuant to the agreement, Flower Turbines, B.V., agreed that Dr. Farb, and no less than one other designee of Flower Turbines, B.V., would actively participate in the accelerator program for a minimum of three (3) months.

In connection therewith, on May 1, 2019, we and Flower Turbines B.V., entered into a Shareholders Agreement with Dr. Farb, Roy Osinga and PortXL, pursuant to which (1) we agreed to issue PortXL, eight percent (8%) of the capital stock of Flower Turbines, B.V., in exchange for €15,000 in cash and 85,000 in services. In addition, Dr. Farb and Flower Turbines LLC, granted Flower Turbines B.V., a royalty free, irrevocable, unconditional, exclusive and perpetual license to use, in connection with the sale, installation and development of sustainable energy solutions in France, Belgium, Netherlands, Germany, and Denmark, any intellectual property previously or thereafter developed by Dr. Farb or Flower Turbines LLC. Flower Turbines, B.V., also granted PortXL certain anti-dilution rights in connection with the issuance of additional shares of Flower Turbines B.V.’s capital stock at a pre-money valuation of less than €4,000,000. The agreement also includes a drag along right and tag along right, and the right of Flower Turbines, B.V., to repurchase the capital stock issued to PortXL, in exchange for €320,000. On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, all of which was paid January 1, 2021.

Upon formation of Flower Turbines, B.V., Roy Osinga, our Regional Director EU, was issued 4% of the capital stock of Flower Turbines B.V. In June 2022, Flower Turbines Inc. purchased those shares for $50,000 as part of a departure agreement. Flower Turbines BV is now 100% owned by Flower Turbines Inc.

In January 2020, Leviathan Energy Wind Lotus, Ltd., an Israeli company, wholly owned and controlled by Dr. Farb, assigned certain patents to us in exchange for $1.00.

In January 2020, Dr. Farb granted us an exclusive, worldwide, royalty free license to use and commercialize various patents, trademarks, copyrights, and domain names related to our business. The term of the license is 20 years.

In exchange for six (6) loans we made to Flower Turbines B.V., between September 2019 and May 2020, Flower Turbines B.V. issued us six Promissory Notes in the aggregate principal amount of $191,850. Each of the Notes accrues interest at a rate of 5% per annum and are due and payable on the earlier of 5 years and the date Flower Turbines B.V. has sufficient capital to repay the loans. Interest only payments are due on each Note on December 31st of each year. In March 2020, Flower Turbines B.V., paid $10,866 in partial satisfaction of the initial note.

On February 12, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to transfer to Flower Turbines B.V., our intellectual property related specifically to the European Union, including, but not limited to, patents, trademarks and domain names. Flower Turbines B.V. agreed to pay all costs incurred with respect to such intellectual property. Both parties also agreed that each shall have a royalty free right to use each other’s intellectual property. We also agreed to share certain costs and expenses related to the development of intellectual property in the future.

On April 20, 2020, we entered into an agreement with Flower Turbines B.V., pursuant to which we agreed to sell to Flower Turbines B.V., any of our products or components it desires to purchase in exchange for our manufacturing costs plus 7.5%. In addition, Flower Turbines B.V. agreed to sell us any of our products or components it desires to purchase in exchange for its manufacturing costs plus 7.5%. The agreement also provides that Flower Turbines B.V. shall have the exclusive right to sell its products and our products within the European Union, unless otherwise approved by us, and that we have the exclusive right to sell Flower Turbines B.V.’s products anywhere in the world outside of the European Union.

In January 2021, we issued Mr. Osinga and Dr. Farb, respectively, options to purchase 100,000 shares and 500,000 shares of common stock, having exercise prices of $7.00 per share. Mr. Osinga’s options have expired.

In November 2021, we issued Mr. Stoll an option to purchase 200,000 shares of common stock, having an exercise price of $7.00 per share.

SECURITIES BEING OFFERED

In this offering, we are offering shares of common stock to investors.

Our authorized capital stock consists of 20,000,000 shares of common stock, $0.0001 par value per share. In December 2021, we engaged in a 1-for-10 forward stock split. As of August 31, 2022, we had 10,381,780 shares of common stock outstanding. In September 2020, we adopted a 2020 Omnibus Incentive Plan. Up to 800,000 shares may be subject to awards under the Plan. As of August 31, 2022, we had outstanding options to purchase 700,000 shares of common stock which have exercise prices of $7.00 per share.

We have a warrant to purchase up to $250,000 in shares of common stock, based on a valuation equal to the greater of either (i) a twenty percent (20%) discount to the price per share of securities sold in the next round of equity financing in the minimum amount of $100,000, or (ii) 1.5 times the highest discount offered to investors in such financing.

The rights of investors in the common stock are governed by our Certificate of Incorporation and the Subscription Agreement, and are described below.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding shares, to increase the number of authorized shares, and there is no limit on the number of shares that may be authorized and issued. The Board of Directors, with the approval of the holders of our common stock, by a majority vote, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the common stock.

Dividends

The holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Voting Rights

The holders of our common stock are entitled to one vote per share, however, the holders of common stock issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their common stock until the occurrence of events specified in the proxy. See “Securities Being Offered - Voting Proxy”.

Other Rights

The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Voting Proxy

Pursuant to the Subscription Agreement, the holders of common stock issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their common stock until the occurrence of events specified in the proxy, which include our initial public offering, our acquisition by another entity or a liquidation event, none of which may never happen. Such events include (a) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the common stock, (b) a transaction or series of related transactions in which common stock representing more than 50% of our outstanding voting power are acquired from our stockholders, (c) an acquisition by another entity, in which the holders of our voting securities outstanding immediately prior to such transaction, do not retain at least a majority of the total voting power represented by our outstanding voting securities or the voting securities of the other surviving or resulting entity, after such transaction, (d) a sale, exclusive license, transfer, lease or other disposition of all or substantially all of our assets, or (e) our liquidation, dissolution or winding up.

The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the common stock. The proxy will also survive transfers of the common stock and shall be binding on any transferee. The proxy is granted to the person holding the title of chief executive officer, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. The chief executive officer, in his sole discretion, may assign the voting proxy to any of our future officers. The proxy is set out in Section 5 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part. See “Summary – Rights and Preferences of Common Stock,” “Risk Factors - Investors in our common stock will have to assign their voting rights,” and “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.”

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors - Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.”

Flower Turbines, Inc.

A Delaware Corporation

Consolidated Financial Statements

June 30, 2022 and 2021

Flower Turbines, Inc.

TABLE OF CONTENTS

Page

Consolidated Financial Statements as of as of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited) then ended:

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations and Comprehensive Income/(Loss)	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7 – F-14

FLOWER TURBINES, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited)

	6/30/2022	12/31/2021
ASSETS
Current Assets:
Cash and cash equivalents	$220,673	$2,350,678
Prepaid expenses	27,862	78,224
Accounts receivable	191,243	133,151
Other assets	155,499	131,097
Inventory	597,407	139,230
Investments	2,428,392	-
Due from officer - related party	-	-
Funds held in escrow	311,959	2,332,322
Total Current Assets	3,933,035	5,164,702

Non-Current Assets:
Intangible assets, net	156,112	-
Property and equipment, net	159,167	40,580
Total Non-Current Assets	315,279	40,580

TOTAL ASSETS	$4,248,314	$5,205,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$139,368	$281,651
Deferred revenue	17,065	146,912
Accrued expenses	216,786	64,240
Notes payable - current	3,962	3,676
Total Current Liabilities	377,181	496,479
Long-Term Liabilities:
Notes payable - net of current	50,125	53,258
Total Long-Term Liabilities	50,125	53,258

Total Liabilities	427,306	549,737

Stockholders' Equity:
Common stock, $0.0001 par, 2,500,000 shares authorized, 10,381,780 and 9,971,680 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively.	1,039	998
Additional paid-in capital	10,728,446	10,223,395
Accumulated deficit	(6,927,388)	(5,489,402)
Accumulated other comprehensive gain/(loss)	42,673	(55,684)
Stockholders' equity before noncontrolling interest	3,844,770	4,679,307
Equity attributable to noncontrolling interest	(23,762)	(23,762)
Total Stockholders' Equity	3,821,008	4,655,545

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,248,314	$5,205,282

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

For the six-month periods ended June 30, 2022 (unaudited) and 2021 (unaudited)

	6/30/2022	6/30/2021

Net revenues	$268,317	$254,559
Cost of net revenues	(311,899)	(142,570)
Gross profit/(loss)	(43,582)	111,989

Operating Expenses:
General & administrative	1,338,288	939,977
Sales & marketing	9,036	7,632
Research and development	-	138,998
Total Operating Expenses	1,347,324	1,086,607

Loss from operations	(1,390,906)	(974,618)

Other Income/(Expense):
Interest expense	(1,985)	(2,386)
Interest income	2,392	145
Other expense	(1,324)	-
Investment loss	(46,163)	-
Total Other Income/(Expense)	(47,080)	(2,241)

Provision for income taxes	-	-

Net loss	(1,437,986)	(976,859)

Less: net loss attributable to noncontrolling interest	-	9,211

Net loss attributable to Flower Turbines, Inc.	(1,437,986)	(967,648)

Foreign currency translation gain	98,357	3,455

Other comprehensive loss	$(1,339,629)	$(964,193)

Basic and diluted net loss per share	$(0.14)	$(0.10)

Weighted average shares outstanding - basic and diluted	10,176,730	9,364,110

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the six-month periods ended June 30, 2022 (unaudited) and 2021 (unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain/(Loss)	Total Stockholders' Equity

Balance at July 1, 2021	9,364,110	$940	$5,045,156	$(3,327,622)	$(12,096)	$1,706,378
Issuance of stock - Regulation CF	487,810	50	5,176,475	-	-	5,176,525
Offering costs	-	-	(524,841)	-	-	(524,841)
Shares issued in exchange for cash	119,760	8	526,605	-	-	526,613
Net loss	-	-	-	(2,161,780)	(43,588)	(2,205,368)
Balance at December 31, 2021	9,971,680	998	10,223,395	(5,489,402)	(55,684)	4,679,307
	-
Issuance of stock - Regulation A	410,100	41	511,171	-	-	511,212
Offering costs	-	-	(6,120)	-	-	(6,120)
Net loss	-	-	-	(1,437,986)	98,357	(1,339,629)
Balance at June 30, 2022	10,381,780	$1,039	$10,728,446	$(6,927,388)	$42,673	$3,844,770

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six-months period ended June 30, 2022 (unaudited) and 2021 (unaudited)

	6/30/2022	6/30/2021
Cash Flows From Operating Activities
Net loss	$(1,437,986)	$(967,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,455	1,704
Stock option expense	-	45,708
Loss attributable to noncontrolling interest	-	(9,211)
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses	50,362	18,897
(Increase)/Decrease in other assets	(24,402)	(61,054)
(Increase)/Decrease in inventory	(458,177)	(109,838)
(Increase)/Decrease in accounts receivable	(58,092)	(154,053)
Increase/(Decrease) in accounts payable	(142,283)	16,201
Increase/(Decrease) in accrued expenses	152,546	26,573
Increase/(Decrease) in deferred revenue	(129,847)	(50,620)
Net Cash Used In Operating Activities	(2,037,424)	(1,243,341)

Cash Flows From Investing Activities
Purchase of investments	(2,428,392)	-
Purchase of intangible assets	(162,712)	-
Purchase of property of equipment	(122,442)	(10,161)
Net Cash Used In Investing Activities	(2,713,546)	(10,161)

Cash Flows From Financing Activities
Repurchase of treasury stock	-	-
Proceeds from/(payments to) notes payable	(3,857)	(2,901)
Advances to related party	-	-
Proceeds from SBA Loan	1,000	-
Proceeds from issuance of stock	2,531,585	2,702,201
Offering costs	(6,120)	(338,250)
Net Cash Provided By Financing Activities	2,522,608	2,361,050

Cash effects of foreign currency translation loss	98,357	3,455

Net Change In Cash	(2,130,005)	1,111,003

Cash at Beginning of Period	2,350,678	50,251
Cash at End of Period	$220,673	$1,161,254

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,985	$2,386
Cash paid for income taxes	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

NOTE 1: NATURE OF OPERATIONS

Flower Turbines, Inc. and subsidiary (collectively the “Company”), is a corporation formed under the laws of Delaware. The Company was originally incorporated as a New York limited liability company on September 25, 2013 under the name Flower Turbines, LLC. The LLC converted to a Delaware corporation on December 26, 2019. The Company develops unique designs for wind turbines. On March 27, 2019 Flower Turbines B.V. (the “Subsidiary”) was formed in the Netherlands. Flower Turbines B.V. is a majority owned subsidiary (96%) of the Company and was formed for the sale, installation, and development of sustainable energy solutions inside and outside of the Netherlands and the northern region of Europe. During 2022, the Company purchased the remaining 4% interest in the subsidiary and is now the sole owner.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Flower Turbines, Inc., along with its majority owned subsidiary, Flower Turbines B.V. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiary.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  As of June 30, 2022 and December 31, 2021, the Company carried receivables of $191,243 and $133,151, respectively and no allowances against such.

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. The inventory balances as of June 30, 2022, and December 31, 2021 consist of finished goods held for sale.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives (5 years). The Company’s property and equipment is assessed annually for indications of impairment. The Company’s property and equipment are recorded at costs of $170,731 and $48,289 and are presented net of accumulated depreciation of $11,564 and $7,709 as of June 30, 2022 and December 31, 2021, respectively. Depreciation expense of $3,855 and $1,704 were recorded for the six-month periods ended June 30, 2022 and 2021, respectively.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of the offering. There were no deferred offerings costs capitalized to the balance sheet as of June 30, 2022 and December 31, 2021, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

	Total	Level 1	Level 2	Level 3

Fixed Income	$1,710,000	$1,710,000	$-	$-
Equities	718,392	718,392	-	-
Total	$2,428,392	$2,428,392	$-	$-

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit- worthiness and has a policy to not carry a balance in excess of FDIC insurance limits.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing. Revenues are recognized on these arrangements after the units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved.

Research and Development

The Company expenses research and development costs when incurred.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

From its inception until December 26, 2019, at which time the LLC was converted to a corporation, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the December 26, 2019 conversion to a corporation, the Company was taxed as a corporation. The Company estimates it will have a net operating loss carryforward of $2,460,012 as of June 30, 2022. The Company pays federal and New York income taxes at a combined effective rate of approximately 26% and has used this effective rate to derive a net deferred tax asset of $639,603 as of June 30, 2022, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero. The 2021 tax returns have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At June 30, 2022 and December 31, 2021, the foreign currency translation gain and loss was $98,357 and ($43,588), respectively.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generate profits since inception, has sustained losses of $1,339,629 and $964,193 for the six-month periods ended June 30, 2022 and June 30, 2021, respectively, and has negative cash flows from operations for the six-month period ended June 30, 2022 and 2021, respectively and the Company is reliant on continual financing.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy it liquidity needs through its Regulation Crowdfunding offering in 2022 and increasing its sales. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

NOTE 4: MEMBERS’/STOCKHOLDERS’ EQUITY

Capital Structure

The Company was originally incorporated as a New York limited liability company. The membership interests in such and associated members’ equity were applied to stockholders’ equity and the members were issued common stock in the corporation in exchange for their membership interests in the LLC. Upon conversion to a Delaware corporation in December 2019, the Company authorized 2,500,000 shares of common stock at $0.0001 par value. As of June 30, 2022 and December 31, 2021, 10,381,780 and 9,971,680 shares of common stock were issued and outstanding, respectively.

Stock and Membership Units

In 2022, the Company had raised $511,212 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 410,100 shares were issued at $1.25 per share.

In 2021, the Company had raised $8,065,297 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 903,960 shares were issued at $8.92 per share. In 2021, the Company had raised $556,613 through issuance of its common stock, where 119,760 shares were issued at $4.65 per share. As of June 30, 2022 and December 31, 2021, there was $311,959 and $2,332,322 of funds held in escrow, respectively, related to these issuances. Direct offering costs related to its financing activities totaled $6,120 and $338,250 for the periods ended June 30, 2022 and June 30, 2021 , respectively.

Flower Turbines B.V. was a party to an Employment Agreement with Mr. Osinga. The employment agreement has a term of one year, which commenced January 1, 2020, and provides for a monthly base salary of €6,000. The Company also agreed that Mr. Osinga shall receive a commission equal to 5% of the total revenue generated in Europe, above €150,000. The Company agreed that if they were able to generate €500,000 or more in revenue in Europe during 2020, the Company shall issue Mr. Osinga an additional number of shares of Flower Turbines B.V. equal to 3% of the outstanding share capital. The employment agreement was terminated in June 2022 and his shares were purchased by the Company.

On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, of which €11,250 was paid prior to the closing, and the remaining balance of €33,750 was paid in three equal installments of €11,250 in 2020.

At the time of the repurchase, Mr. Osinga, the Regional Director EU served as a laison for PortXL Netherlands B.V.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

Options

During the year ended December 31, 2021, the Company issued 800,000 options that had no intrinsic value, and as such, no expense was recorded. 100,000 of those were for Mr. Osinga, who is no longer entitled to them as of June 2022 by leaving the Company.

NOTE 5: OPERATING LEASES

Effective July 2017, the Company entered into a lease agreement for a car. The lease term commenced July 2017 and is scheduled to expire after 60 months, in June 2022. Monthly lease obligations under the lease are $271 per month. The lease was paid off in 2021.

NOTE 6:  LOANS PAYABLE

On November 4, 2019 the Subsidiary entered into a loan agreement with a bank for total principal of $56,134. Loan A is for principal of $28,068 and bears interest at 7.5%. The loan requires monthly interest payments for 84 months with a final balloon payment on the maturity date. Loan B is for principal of $28,067, bears interest at a 7.5% fixed rate. The loan requires interest only payments for the first 24 months, followed by principal and interest payments of $468 for the next 60 months, followed by a balloon payment on the last day of the loans. Loans A and B are unsecured. Interest expense for these loans totaled $1,985 and $2,271 for the six-months ended June 30, 2022 and 2021, respectively. Accrued interest payable totaled $0 and $0 for the six-months ended June 30, 2022 and 2021, respectively. Total unpaid principal balance was $54,087 and $56,934 as of June 30, 2022 and 2021, respectively.

Future minimum principal payments under the loans are as follows as of June 30:

2023	3,962
2024	4,269
2025	4,601
2026	4,905
2027	5,285
Therafter	31,065
Total	$54,087

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2022 (unaudited) and December 31, 2021 (audited) and for the six-month periods ended June 30, 2022 (unaudited) and June 30, 2021 (unaudited)

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 8: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. The Company also has unknown impacts from the ongoing COVID-19 pandemic.

NOTE 9: SUBSEQUENT EVENTS

Management’s Evaluation

The Company has evaluated subsequent events through November 21, 2022, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

Flower Turbines, Inc.

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor’s Report

December 31, 2021 and 2020

Flower Turbines, Inc.

INDEPENDENT AUDITORS’ REPORT

Members of: WSCPA AICPA PCPS 802 N. Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

To the Board of Directors and Management of
Flower Turbines, Inc.

Opinion

We have audited the consolidated financial statements of Flower Turbines, Inc. (“the Company”) (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Flower Turbines, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Flower Turbines, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Flower Turbines, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Flower Turbines, Inc. ’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Flower Turbines, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

July 20, 2022

FLOWER TURBINES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and 2020

	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$2,350,678	$50,251
Prepaid expenses	78,224	35,284
Accounts receivable	133,151	8,560
Other assets	131,097	21,147
Inventory	139,230	40,980
Funds held in escrow	2,332,322	186,590
Total Current Assets	5,164,702	342,812

Non-Current Assets:
Property and equipment, net	40,580	11,130
Total Non-Current Assets	40,580	11,130

TOTAL ASSETS	$5,205,282	$353,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$281,651	$98,982
Deferred revenue	146,912	94,707
Accrued expenses	64,240	19,587
Notes payable - current	3,676	-
Total Current Liabilities	496,479	213,276
Long-Term Liabilities:
Notes payable - net of current	53,258	62,141
Total Long-Term Liabilities	53,258	62,141
Total Liabilities	549,737	275,417

Stockholders' Equity:
Common stock, $0.0001 par, 20,000,000 shares authorized, 9,971,680 and 8,947,960 shares issued and outstanding as of December 31, 2021 and 2020, respectively.	998	900
Additional paid-in capital	10,223,395	2,464,674
Accumulated deficit	(5,489,402)	(2,364,442)
Accumulated other comprehensive loss	(55,684)	(15,551)
Stockholders' equity before noncontrolling interest	4,679,307	85,581
Equity attributable to noncontrolling interest	(23,762)	(7,056)
Total Stockholders' Equity	4,655,545	78,525

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,205,282	$353,942

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

For the years ended December 31, 2021 and 2020

	2021	2020
Net revenues	$338,643	$147,038
Cost of net revenues	(477,995)	(370,968)
Gross profit/(loss)	(139,352)	(223,930)

Operating Expenses:
General & administrative	2,654,919	637,821
Sales & marketing	12,754	9,882
Research and development	330,537	241,660
Total Operating Expenses	2,998,210	889,363

Loss from operations	(3,137,562)	(1,113,293)

Other Income/(Expense):
Interest expense	(4,469)	(4,945)
Interest income	423	3
Other expense	(58)	(8)
Total Other Income/(Expense)	(4,104)	(4,950)

Benefit/(Provision) for income taxes	-	-

Net loss	(3,141,666)	(1,118,243)

Less: net loss attributable to noncontrolling interest	(16,706)	(7,056)

Net loss attributable to Flower Turbines, Inc.	(3,124,960)	(1,111,187)

Foreign currency translation loss	(40,133)	(14,629)

Other comprehensive loss	$(3,165,093)	$(1,125,816)

Basic and diluted net loss per share	$(0.33)	$(0.13)

Weighted average shares outstanding - basic and diluted	9,464,027	8,760,990

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2021 and 2020

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance at January 1, 2020	8,575,360	$860	$1,552,830	$(1,253,255)	$(922)	$299,513
Issuance of shares - Regulation CF	371,600	40	910,428	-	-	910,468
Amounts in escrow	-	-	167,349	-	-	167,349
Offering costs	-	-	(168,933)	-	-	(168,933)
Shares issued in exchange for cash	1,000	-	3,000	-	-	3,000
Net loss	-	-	-	(1,111,187)	(14,629)	$(1,125,816)
Balance at December 31, 2020	8,947,960	900	2,464,674	(2,364,442)	(15,551)	85,581

Issuance of shares - Regulation CF	903,960	90	8,065,207	-	-	8,065,297
Shares issued in exchange for cash	119,760	8	556,605	-	-	556,613
Offering costs	-	-	(863,091)	-	-	(863,091)
Net loss	-	-	-	(3,124,960)	(40,133)	(3,165,093)
Balance at December 31, 2021	9,971,680	$998	$10,223,395	$(5,489,402)	$(55,684)	$4,679,307

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

	2021	2020
Cash Flows From Operating Activities
Net loss	$(3,124,960)	$(1,111,187)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss attributable to noncontrolling interest	(16,706)	(7,056)
Depreciation	11,322	5,363
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(124,591)	-
(Increase)/Decrease in prepaid expenses	(42,940)	(13,457)
(Increase)/Decrease in other assets	(78,630)	(18,453)
(Increase)/Decrease in inventory	(98,250)	(40,980)
Increase/(Decrease) in accounts payable	182,668	69,037
Increase/(Decrease) in accrued expenses	44,653	17,862
Increase/(Decrease) in deferred revenue	52,205	87,333
Net Cash Used In Operating Activities	(3,195,229)	(1,011,538)

Cash Flows From Investing Activities
Patent costs	(31,320)	-
Purchase of property of equipment	(40,772)	(14,339)
Net Cash Used In Investing Activities	(72,092)	(14,339)

Cash Flows From Financing Activities
Payments on notes payable	(5,207)	6,006
Advances to related party	-	2,171
Proceeds from issuance of stock	6,476,179	984,917
Offering costs	(863,091)	(168,933)
Net Cash Provided By Financing Activities	5,607,881	824,161

Cash effects of foreign currency translation loss	(40,133)	(14,629)

Net Change In Cash	2,300,427	(216,345)

Cash at Beginning of Period	50,251	266,596
Cash at End of Period	$2,350,678	$50,251

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$4,469	$4,945
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Flower Turbines, Inc. and subsidiary (collectively the “Company”), is a corporation formed under the laws of Delaware. The Company was originally incorporated as a New York limited liability company on September 25, 2013 under the name Flower Turbines, LLC. The LLC converted to a Delaware corporation on December 26, 2019. The Company develops unique designs for wind turbines. On March 27, 2019 Flower Turbines B.V. (the “Subsidiary”) was formed in the Netherlands. Flower Turbines B.V. is a 96% owned subsidiary of the Company and was formed for the sale, installation, and development of sustainable energy solutions inside Europe.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). These consolidated financial statements include all accounts of Flower Turbines, Inc., along with its wholly owned subsidiary, Flower Turbines B.V. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiary. During 2019, the Company owned 88% of the subsidiary, in 2020, the Company acquired an additional 8% of the subsidiary, and in June 2022 acquired an additional 4% of the subsidiary, at which time it became a wholly owned subsidiary of the Company.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  As of December 31, 2021 and 2020, the Company carried receivables of $133,151 and $8,560, respectively and no allowances against such.

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. As of December 31, 2021, the Company had $64,448 of inventory in transit and the remainder consisted of finished goods held for sale. The inventory balance as of December 31, 2020 consisted entirely of finished goods held for sale.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives (5 years). The Company’s property and equipment is assessed annually for indications of impairment. The Company’s property and equipment are recorded at costs of $48,289 and $12,492 and are presented net of accumulated depreciation of $7,709 and $1,362 as of December 31, 2021 and 2020, respectively. Depreciation expense of $11,322 and $5,363 were recorded for the years ended December 31, 2021 and 2020, respectively.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of the offering. There were no deferred offerings costs capitalized to the balance sheet as of December 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit- worthiness and has a policy to not carry a balance in excess of FDIC insurance limits.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited. As of December 31, 2021, the Company held funds in excess of FDIC insurance limits.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing.

46% and 32% of revenue came from 2 customers during the year ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, $146,912 and $94,707 of deferred revenue were recorded, respectively. The $94,707 of deferred revenue was recognized as revenue in the year ended December 31, 2021. Revenues are recognized on these arrangements after the units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved. Substantially, all revenue recorded for the years ended December 31, 2021 and 2020 were for sales through the subsidiary.

Research and Development

The Company expenses research and development costs when incurred.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

From its inception until December 26, 2019, at which time the LLC was converted to a corporation, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the December 26, 2019 conversion to a corporation, the Company was taxed as a corporation. The Company estimates it will have a net operating loss carryforward of $1,022,025 as of December 31, 2021. The Company pays federal and New York income taxes at a combined effective rate of approximately 26% and has used this effective rate to derive a net deferred tax asset of $265,727 as of December 31, 2021, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero, there was no net operating loss recorded for December 31, 2021. The 2021 tax returns have not yet been filed as of the issuance of these consolidated financial statements. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2021 and 2020, the foreign currency translation loss was $40,133 and $14,629, respectively.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits since inception, has sustained losses of $3,141,666 and $1,118,243 for the years ended December 31, 2021 and 2020, respectively, and has negative cash flows from operations for the years ended December 31, 2021 and 2020, respectively and the Company is reliant on continual financing.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to utilize existing fundraising capital to increase sales and obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy it liquidity needs through its Regulation Crowdfunding offering in 2022 and increasing its sales. No assurance can be given that the Company will be successful in these efforts. Due to the conclusion of the 2021 crowdfunding, the Company has sufficient capital to maintain operations without sales for 12 months from the balance sheet date, but the ability to turn this runway into a going concern raises some doubt. As of the report date, the Company has raised $4 million and expects it can function for 12 months without funding or profits from sales. The BV is currently making sales although operating at a loss and the US company plans on commencing sales in July 2022. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

The Company was originally incorporated as a New York limited liability company. The membership interests in such and associated members’ equity were applied to stockholders’ equity and the members were issued common stock in the corporation in exchange for their membership interests in the LLC. Upon conversion to a Delaware corporation in December 2019, the Company authorized 2,500,000 shares of common stock at $0.0001 par value. During 2021, the Company executed a 10-1 stock split and amended it’s Articles of Incorporation increasing its authorized shares to 20,000,000. As of December 31, 2021 and 2020, 9,971,680 and 8,947,960 shares of common stock were issued and outstanding, respectively.

Stock and Membership Units

In 2021, the Company had raised $8,065,297 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 903,960 shares were issued at $8.92 per share. In 2021, the Company had raised $556,613 through issuance of its common stock, where 119,760 shares were issued at $4.65 per share. In 2020, the Company had raised $13,198 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 1,320 shares were issued at $10.00 per share. In 2020, the Company had raised $1,064,619 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 35,840 shares were issued at $30.00 per share. As of December 31, 2021 and 2020, there was $2,332,322 and $186,590 of funds held in escrow, respectively, related to these issuances. Direct offering costs related to its financing activities totaled $863,091 and $168,933 for the years ended December 31, 2021 and 2020, respectively.

Flower Turbines B.V. was a party to an Employment Agreement with Mr. Osinga. The employment agreement has a term of one year, which commenced January 1, 2020, and provides for a monthly base salary of €6,000. The Company also agreed that Mr. Osinga shall receive a commission equal to 5% of the total revenue generated in Europe, above €150,000. The Company agreed that if they were able to generate €500,000 or more in revenue in Europe during 2020, the Company shall issue Mr. Osinga an additional number of shares of Flower Turbines B.V. equal to 3% of the outstanding share capital. The employment agreement was terminated in June 2022 and his shares were purchased by the Company.

On April 10, 2020, Flower Turbines B.V., initiated a repurchase of all its shares of capital stock owned by PortXL Netherlands B.V., in exchange for €45,000, of which €11,250 was paid prior to the closing, and the remaining balance of €33,750 was paid in three equal installments of €11,250 in 2020.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

At the time of the repurchase, Mr. Osinga, the Regional Director EU served as a laison for PortXL Netherlands B.V.

Options

During the year ended December 31, 2021, the Company issued 800,000 options that had no intrinsic value, and as such, no expense was recorded. 100,000 of those were for Mr. Osinga, who is no longer entitled to them as of June 2022 by leaving the Company.

NOTE 5: OPERATING LEASES

Effective July 2017, the Company entered into a lease agreement for a car. The lease term commenced July 2017 and is scheduled to expire after 60 months, in June 2022. Monthly lease obligations under the lease are $271 per month. The lease was paid off in 2021.

The Company entered into a lease agreement for office space. The lease term commenced November 1, 2019 and expired on October 31, 2020. Monthly lease obligations under the lease are $1,039 per month. Lease expense for the years ended December 31, 2021 and 2020 totaled $80,797 and $18,565, respectively.

Future minimum lease payments under the Company’s outstanding leases are as follows as of December 31, 2021:

2022	$1,626
Total	$1,626

NOTE 6: RELATED PARTY TRANSACTIONS

During 2019, the Company advanced funds to the founder of the Company, these funds were paid back in 2020. As of December 31, 2021 and 2020, the balance due from the stockholder under the arrangement was $0 and $0, respectively. The advance bore no interest and had no maturity date, but was fully returned. The founder of the Company was paid $10,000 and $15,000 for consultant services for the year ended December 31, 2021 and 2020, respectively.

NOTE 7:  LOANS PAYABLE

On November 4, 2019 the Subsidiary entered into a loan agreement with a bank for total principal of $56,134. Loan A is for principal of $28,068 and bears interest at 7.5%. The loan requires monthly interest payments for 84 months with a final balloon payment on the maturity date. Loan B is for principal of $28,067, bears interest at a 7.5% fixed rate. The loan requires interest only payments for the first 24 months, followed by principal and interest payments of $468 for the next 60 months, followed by a balloon payment on the last day of the loans. Loans A and B are unsecured. Interest expense for these loans totaled $4,469 and $4,284 the years ending December 31, 2021 and 2020, respectively. Accrued interest payable totaled $0 and $472 for the years ended December 31, 2021 and 2020, respectively. Total unpaid principal balance was $55,934 and $62,141 as of December 31, 2021 and 2020, respectively.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Future minimum principal payments under the loans are as follows as of December 31:

2022	3,676
2023	3,962
2024	4,269
2025	4,601
Therafter	39,426
Total	$55,934

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.

The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. The Company also has unknown impacts from the ongoing COVID-19 pandemic.

NOTE 10: RECLASSIFICATION

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

NOTE 11: SUBSEQUENT EVENTS

Management’s Evaluation

The Company has evaluated subsequent events through July 20, 2022, the date the consolidated financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure other than those below.

See accompanying Independent Auditor’s Report

FLOWER TURBINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

In 2021, the Company initiated a Regulation A crowdfunding campaign. As of July 20, 2022, $8,426,950 has been raised and 1,349,530 of common stock were issued. In 2022, 445,570 of common shares were issued for proceeds of $2,761,430. $2,332,322 was held in escrow as of December 31, 2021.

During 2022, the Company purchased the remaining 4% interest in the subsidiary and the Company is now the sole owner.

On March 1, 2022, the Company entered into a 36-month lease agreement for office space. The lease requires escalating monthly lease payments ranging from $2,955 to $3,076.

See accompanying Independent Auditor’s Report

Part III

EXHIBITS

1.0	Posting Agreement with StartEngine Primary LLC

2.1	Certificate of Incorporation

2.2	First Amendment to Certificate of Incorporation

2.3	Bylaws

4.1	Form of Subscription Agreement

6.1	License Agreement with Dr. Mark Daniel Farb

6.2	Stock Option Plan

6.3	Employment Agreement with Dr. Mark Daniel Farb

6.4	Employment Agreement with Warren Stoll.

6.5	Quotation Agreement

8	Escrow Services Agreement

11	Consent of Fruci & Associates II

12	Opinion of Alliance Legal Partners, Inc.

13	Test the Waters Material

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of New York, on November 29, 2022.

FLOWER TURBINES, INC.

By	/s/ Mark Daniel Farb
	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

	Dated:	November 29, 2022